Press Release
TechnipFMC Announces Fourth Quarter 2021 Results

•Subsea orders of $1 billion in the quarter, $5 billion for the full year
•Surface Technologies orders of $1.1 billion in the quarter, $1.8 billion for the full year
•Cash flow from operations of $483.5 million in the quarter, free cash flow of $423 million
•Cash and cash equivalents increased to $1.3 billion; net debt reduced to $677.5 million

NEWCASTLE & HOUSTON, February 23, 2022 — TechnipFMC plc (NYSE: FTI) today reported fourth quarter 2021 results.
Summary Financial Results from Continuing Operations - Fourth Quarter 2021
Reconciliation of U.S. GAAP to non-GAAP financial measures are provided in financial schedules.

	Three Months Ended			Change
(In millions, except per share amounts)	Dec. 31, 2021	Sep. 30, 2021	Dec. 31, 2020	Sequential	Year-over-Year
Revenue	$1,523.3	$1,579.4	$1,600.3	(3.6%)	(4.8%)
Income (loss)	$(127.2)	$(40.6)	$(75.5)	n/m	n/m
Diluted earnings (loss) per share	$(0.28)	$(0.09)	$(0.17)	n/m	n/m

Adjusted EBITDA	$130.3	$140.6	$119.0	(7.3%)	9.5%
Adjusted EBITDA margin	8.6%	8.9%	7.4%	(30 bps)	120 bps
Adjusted income (loss)	$(55.8)	$(25.0)	$(27.4)	n/m	n/m
Adjusted diluted earnings (loss) per share	$(0.12)	$(0.06)	$(0.06)	n/m	n/m

Inbound orders	$2,106.7	$1,365.9	$1,012.4	54.2%	108.1%
Backlog	$7,657.7	$7,002.4	$7,289.5	9.4%	5.1%

Total Company revenue in the fourth quarter was $1,523.3 million. Loss from continuing operations attributable to TechnipFMC was $127.2 million, or $0.28 per diluted share. These results included after-tax charges and credits totaling $71.4 million of expense, or $0.16 per share, which included the following (Exhibit 6):
•Impairment and other charges of $28.2 million;
•Restructuring and other charges of $13.6 million; and
•Loss from equity investment in Technip Energies of $29.6 million.
Adjusted loss from continuing operations was $55.8 million, or $0.12 per diluted share (Exhibit 6). Included in adjusted loss from continuing operations was a loss on early extinguishment of debt of $22.4 million.
Adjusted EBITDA, which excludes pre-tax charges and credits, was $130.3 million; adjusted EBITDA margin was 8.6 percent (Exhibit 8). Included in adjusted EBITDA was a foreign exchange gain of $4.6 million.

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Summary Financial Results from Continuing Operations - Full Year 2021
Reconciliation of U.S. GAAP to non-GAAP financial measures are provided in financial schedules.

	Twelve Months Ended		Change
(In millions, except per share amounts)	Dec. 31, 2021	Dec. 31, 2020	Year-over-Year
Revenue	$6,403.5	$6,530.6	(1.9%)
Income (loss)	$87.8	$(3,552.6)	n/m
Diluted earnings (loss) per share	$0.19	$(7.92)	n/m

Adjusted EBITDA	$580.4	$397.2	46.1%
Adjusted EBITDA margin	9.1%	6.1%	300 bps
Adjusted income (loss)	$(121.3)	$(168.6)	n/m
Adjusted diluted earnings (loss) per share	$(0.27)	$(0.38)	n/m

Inbound orders	$6,754.2	$5,064.2	33.4%
Backlog	$7,657.7	$7,289.5	5.1%

Total Company revenue in the full year was $6,403.5 million. Income from continuing operations attributable to TechnipFMC was $87.8 million, or $0.19 per diluted share. These results included after-tax charges and credits totaling $209.1 million of credit, or $0.46 per share, which included the following (Exhibit 7):
•Impairment and other charges of $85.8 million;
•Restructuring and other charges of $27.3 million; and
•Income from equity investment in Technip Energies of $322.2 million.
Adjusted loss from continuing operations was $121.3 million, or $0.27 per diluted share (Exhibit 7). Included in adjusted loss from continuing operations was a loss on early extinguishment of debt of $61.9 million.
Adjusted EBITDA, which excludes pre-tax charges and credits, was $580.4 million; adjusted EBITDA margin was 9.1% (Exhibit 9). Included in adjusted EBITDA was a foreign exchange gain of $15.8 million.

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Doug Pferdehirt, Chair and CEO of TechnipFMC, stated, “2021 was a breakout year for our Company. Full-year adjusted EBITDA was $580 million with a margin of 9.1 percent, a 300 basis point improvement on the prior year. Free cash flow from continuing operations was $523 million, and we significantly reduced net debt by nearly 70 percent from the prior year to $678 million.”
“We are confident that we have entered a multi-year upcycle for energy demand. TechnipFMC is well positioned for this activity growth given our leadership in both subsea and the Middle East. Total Company inbound orders grew an impressive 33 percent versus the prior year to $6.8 billion, with continued strength expected through at least 2025.”
Pferdehirt continued, “In Surface Technologies, full-year inbound orders increased nearly 70 percent to $1.8 billion, with orders outside North America more than doubling versus the prior year. In the fourth quarter, our surface business received its largest ever award, a multi-year contract from Abu Dhabi National Oil Company to provide wellheads, trees and associated services. We believe the Middle East represents one of our largest opportunities this decade.”
“In Subsea, full-year inbound orders of $5 billion increased 24 percent versus the prior year. The improved inbound orders also reflected continued strength in South America, particularly Brazil and Guyana. We also experienced further adoption of iEPCI™, with increased geographic expansion.”
“Our Subsea Opportunity list has expanded to a record level of more than $20 billion, providing increased visibility into the middle of the decade. The growth in part reflects the continued robust front-end activity. Our early engagement and client partnerships support our view that subsea tree awards for the total industry are likely to exceed 350 in the current year – a level not seen since 2013. For TechnipFMC, we anticipate subsea inbound order growth of up to 30 percent in 2022, with iEPCI™, direct awards and Subsea services approaching 75 percent of orders.”
Pferdehirt added, “The inflection for the energy market is here. Since 2015, offshore economics have materially improved, and subsea cycle-times have become significantly shorter. This has resulted in new subsea investments coming much earlier in the cycle and more in parallel with U.S. land markets. We believe these changes are fundamental and sustainable as a result of new business models and technology pioneered by our company.”
Pferdehirt continued, “While we are confident that oil and gas will remain an important part of the energy mix for an extended period of time, we are also committed to the energy transition. To address these evolving markets, we recently announced the formation of New Energy Ventures. This team will build upon the actions we have taken across multiple platforms and technologies that we believe could deliver $1 billion in inbound orders through 2025.”
“Our ability to successfully collaborate with key industry players is evidenced by several new strategic agreements and partnerships formed over the last year, some of which have already resulted in real project opportunities. These include a long-term strategic alliance with Talos Energy to develop and deliver the first technical and commercial solutions for carbon capture and storage projects in the Gulf of Mexico. We were also successful in securing an option in the ScotWind leasing round through our partnership, Magnora Offshore Wind.”
Pferdehirt concluded, “We are confident that the robust outlook combined with changes in our business model will translate into improved operational and financial performance. Our strong project execution and continued industrialization of our operations leave us well positioned to achieve improved profitability across the portfolio, including a near doubling of Subsea EBITDA by 2025. This, along with our emerging role in the energy transition, will allow us to thrive as the energy architect in both present and future energy markets.”

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Operational and Financial Highlights

Subsea
Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are provided in financial schedules.

	Three Months Ended			Change
(In millions)	Dec. 31, 2021	Sep. 30, 2021	Dec. 31, 2020	Sequential	Year-over-Year
Revenue	$1,236.2	$1,312.1	$1,338.0	(5.8%)	(7.6%)
Operating profit	$8.5	$23.5	$(9.5)	(63.8%)	n/m
Adjusted EBITDA	$123.6	$146.5	$116.5	(15.6%)	6.1%
Adjusted EBITDA margin	10.0%	11.2%	8.7%	(120 bps)	130 bps

Inbound orders	$1,034.8	$1,116.0	$712.1	(7.3%)	45.3%
Backlog[1,2,3]	$6,533.0	$6,661.4	$6,876.0	(1.9%)	(5.0%)

Estimated Consolidated Backlog Scheduling (In millions)	Dec. 31, 2021
2022	$3,373
2023	$2,228
2024 and beyond	$932
Total	$6,533
[1] Backlog in the period was increased by a foreign exchange impact of $68 million.
[2] Backlog does not capture all revenue potential for Subsea Services.
[3] Backlog does not include total Company non-consolidated backlog of $579 million.

Subsea reported fourth quarter revenue of $1,236.2 million, a decrease of 5.8 percent from the third quarter. Revenue decreased sequentially primarily due to reduced project activity in Africa and Australia and the seasonal impact on services activity, particularly in the North Sea.
Subsea reported an operating profit of $8.5 million. Operating results decreased sequentially due to lower project and services activity, partially offset by a reduction in impairment, restructuring and other charges.
Subsea reported adjusted EBITDA of $123.6 million. Adjusted EBITDA decreased 15.6 percent when compared to the third quarter, due to reduced project activity and the seasonal decline in services. Adjusted EBITDA margin decreased 120 basis points to 10 percent.

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Subsea inbound orders were $1,034.8 million for the quarter. Book-to-bill in the period was 0.8. The following awards were included in the period:
•TechnipFMC awarded long-term contract by Petrobras (Brazil)
Substantial* long-term charter and services contract from Petrobras for the pipelay support vessel Coral do Atlântico. The Brazilian-registered vessel has been secured on a three-year contract, with an option to extend. Operations offshore Brazil are expected to begin in the second quarter of 2022. Coral do Atlântico is an important component of the Company’s leading flexible pipe ecosystem in Brazil and will mainly be deployed in ultra-deepwater of up to 3,000 meters.
*A “substantial” contract is between $250 million and $500 million.
•ExxonMobil Yellowtail Project (Guyana)
Large* contract by Exxon Mobil Corporation affiliate, Esso Exploration and Production Guyana Limited, to supply the subsea production system for the Yellowtail development. Subject to government approvals and final project sanction, TechnipFMC will provide project management, engineering, manufacturing and testing capabilities to deliver the overall subsea production system. The scope of the project includes 51 enhanced vertical deepwater trees (EVDT) and associated tooling, as well as 12 manifolds and associated controls and tie-in equipment.
*A “large” contract is between $500 million and $1 billion; the full contract award will not be included in inbound orders until the project receives final investment decision and government approvals.
•Petrobras Flexible Pipe Frame Agreements (Brazil)
Three frame agreements by Petrobras that reaffirm the Company’s leadership position in Brazil’s flexible pipe market – the industry’s largest and most established market. Altogether, the frame agreements form a large* contract for TechnipFMC. The contracts were awarded as part of Petrobras’s drive to increase oil recovery in its brownfield developments, mainly in post-salt fields offshore Brazil. The frame agreements cover the manufacture of more than 500 kilometers of flexible pipe over the next four years, as well as services. This brings the Company’s total contracted volumes in the current year with Petrobras to around 600 kilometers.
*A “large” contract is between $500 million and $1 billion; a portion of this award will be inbound in future periods.

Subsequent to the period, the following awards were announced and will be included in first quarter 2022 results:
•Equinor Smørbukk Nord iEPCI™ Project (Norway)
An integrated Engineering, Procurement, Construction and Installation (iEPCI™) contract for Equinor’s Smørbukk Nord development. The contract covers a high-pressure, high-temperature subsea production system and associated equipment for a brownfield tieback in the Åsgard field in the Norwegian Continental Shelf, where TechnipFMC has a large installed base. The award follows front end engineering and design work on the project in 2021. The installation campaign will use TechnipFMC’s battery hybrid vessel, which will reduce greenhouse gas emissions through reduced fuel consumption.

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•Petrobras Búzios 6 Field Project (Brazil)
Large* subsea Engineering, Procurement, Construction and Installation (EPCI) contract by Petrobras for its Búzios 6 field (module 7), a greenfield development in the pre-salt area. The contract covers flexible and rigid pipe, umbilicals, pipeline end terminals, rigid jumpers, umbilical termination assemblies and a mooring system. The flexible pipe, umbilicals and subsea structures, as well as some of the rigid pipe, will be manufactured in Brazil using skills and competencies the Company has developed in-country, while minimizing the carbon footprint associated with transportation and installation. The project will also utilize our established and qualified Brazilian supply chain.
*A “large” contract is between $500 million and $1 billion.

Partnership and Alliance Highlights
•Acquisition of Magma Global to Accelerate Development of Breakthrough Composite Pipe Technologies for Conventional Energy and CO2 Applications
TechnipFMC completed the acquisition of the outstanding shares of Magma Global (Magma), the leading provider of composite pipe technology to support the Energy Transition. TechnipFMC originally acquired an interest in Magma in 2018, combining its strong history in flexible pipe technology with Magma’s advanced composite capabilities to develop a disruptive composite pipe solution for the traditional and new energy industries.
Magma’s technology enables the manufacture of Thermoplastic Composite Pipe (TCP) using Polyether Ether Ketone (PEEK) polymer, which is highly resistive to corrosive compounds, such as CO2. When combined with TechnipFMC’s flexible pipe technology, this forms a Hybrid Flexible Pipe (HFP) that will be deployed in the Brazilian pre-salt fields. Manufactured by a fully automated robotic system, PEEK TCP will also be a critical enabler for both the carbon and hydrogen transportation and storage markets, and particularly offshore applications.
•TechnipFMC and Saipem Announce SURF Commercial Agreement
TechnipFMC and Saipem announced the two companies have entered into a global commercial agreement that will allow them to identify projects worldwide that could be jointly executed for the benefit of clients. The commercial agreement will pursue specific Subsea Umbilicals, Risers and Flowlines (SURF) projects where the combination of the companies’ complementary world-class assets, technologies, products and competencies improves project economics and de-risks the overall project development for the benefit of all stakeholders. The collaboration will have access to a broad range of SURF products and installation methods, providing greater operational flexibility and optimized execution strategies under EPCI (Engineering, Procurement, Construction and Installation) and iEPCI™ (integrated Engineering, Procurement, Construction and Installation) project execution models.

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Energy Transition Highlights
•Strategic Alliance with Talos Energy to Provide Carbon Capture and Storage
Subsequent to the third quarter, TechnipFMC and Talos Energy entered into a long-term strategic alliance to develop and deliver technical and commercial solutions to Carbon Capture and Storage (CCS) projects along the United States Gulf Coast. The alliance combines Talos’s offshore operational strength and sub-surface expertise with TechnipFMC’s extended history in subsea engineering, system integration and automation and control.
Cultivated through a shared vision to responsibly deliver CCS solutions that will help to reduce the global carbon footprint, this innovative partnership will accelerate offshore CCS adoption with reliable, specialized systems. Under the alliance, the companies will collaborate to progress CCS opportunities through the full lifecycle of storage site characterization, front-end engineering and design (FEED), and first injection through life of field operations. This further advances the companies’ leadership in the emerging Gulf Coast CCS market, building on Talos’s recent successful award as the operator of the only major offshore carbon sequestration hub in the United States.
•Strategic Investment and Collaboration with Orbital Marine Power to Accelerate Tidal Energy
TechnipFMC signed a Memorandum of Understanding with Orbital Marine Power (Orbital), a pioneer of tidal energy technology, to jointly collaborate in tidal energy to accelerate the global commercialization of Orbital’s technology and deliver the first commercial scale floating tidal field. Orbital’s unique floating turbine, the most powerful in the world to date, can harness underwater currents generated by tides, which can then be converted into electricity and exported to shore. Because of its predictability, tidal energy offers a reliable and consistent form of renewable energy. Tidal energy has the ability to make a cost-effective contribution to net zero transitions around the world at a utility scale. When combined with TechnipFMC’s integrated approach, industrialization capabilities and project management expertise, Orbital’s technology can be scaled-up to meet the increasing demand for renewable energy and significantly lower the cost of delivering tidal energy.
•Magnora Offshore Wind Successful in ScotWind Leasing Round Application
TechnipFMC and Magnora ASA (Magnora) announced that their partnership, Magnora Offshore Wind AS, has been offered the opportunity to enter into an Option Agreement for the N3 area by the Crown Estate Scotland in the ScotWind leasing round. The planned development will have a total capacity of approximately 500 megawatts (MW), which could power more than 600,000 homes in the United Kingdom. The N3 area is situated in the north-western part of Scotland, 40 kilometers offshore Western Isles. The planned wind farm will cover an area of approximately 100 square kilometers in water depths of 106 to 125 meters, and the concept base for the application is 33 semi-submersible floating wind turbines of 15 MW capacity. The ambition is to achieve Consent in 2026, Final Investment Decision in 2028, and start production in 2030, contributing to achieving Scotland’s Net Zero targets, Pathway to 2030.

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Surface Technologies

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are provided in financial schedules.

	Three Months Ended			Change
(In millions)	Dec. 31, 2021	Sep. 30, 2021	Dec. 31, 2020	Sequential	Year-over-Year
Revenue	$287.1	$267.3	$262.3	7.4%	9.5%
Operating profit	$8.8	$12.1	$15.1	(27.3%)	(41.7%)
Adjusted EBITDA	$28.9	$28.4	$30.9	1.8%	(6.5%)
Adjusted EBITDA margin	10.1%	10.6%	11.8%	(50 bps)	(170 bps)

Inbound orders	$1,071.9	$249.9	$300.3	328.9%	256.9%
Backlog	$1,124.7	$341.0	$413.5	229.8%	172.0%

Surface Technologies reported fourth quarter revenue of $287.1 million, an increase of 7.4 percent from the third quarter. Revenue increased sequentially due to higher activity both internationally and in North America.
Surface Technologies reported operating profit of $8.8 million. Sequentially, operating profit decreased primarily due to restructuring, impairment and other charges of $3.8 million. Results benefited from continued improvement in North America operating performance, partially offset by investment in new international manufacturing capacity.

Surface Technologies reported adjusted EBITDA of $28.9 million. Adjusted EBITDA increased 1.8 percent when compared to the third quarter. Results benefited from continued improvement in North America operating performance, partially offset by investment in new international manufacturing capacity. Adjusted EBITDA margin decreased 50 basis points to 10.1 percent.
Inbound orders for the quarter were $1,071.9 million, an increase of 328.9 percent sequentially. Book-to-bill was 3.7 in the period. Inbound growth was driven by a multi-year framework agreement from Abu Dhabi National Oil Company. Backlog ended the period at $1,124.7 million.

The following award was included in the period:
•Abu Dhabi National Oil Company Multi-Year Framework Agreement (Abu Dhabi)
TechnipFMC, through Gulf Automation Services and Oilfield Supplies LLC, has been awarded a major* 10-year framework agreement for wellheads, trees and associated services by the Abu Dhabi National Oil Company (ADNOC). Under the framework agreement, TechnipFMC will further grow in-country talent and expand existing manufacturing, assembly and test capabilities in Abu Dhabi in order to deliver the Company’s complete portfolio of surface wellheads and trees locally.
*A “major” contract is over $1 billion; a portion of this award will be inbound in future periods.

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Energy Transition Highlights
•TechnipFMC and PETRONAS to Commercialize Gas Processing Technology
TechnipFMC and PETRONAS Technology Ventures Sdn Bhd (PTVSB), a subsidiary of PETRONAS, entered into an agreement to commercialize a unique natural gas processing membrane which reduces greenhouse gas (GHG) emissions. Through the technology commercialization agreement, TechnipFMC will utilize and integrate the membrane technology licensed from PETRONAS as part of its production portfolio in projects worldwide, outside China. The technology, which removes carbon dioxide and hydrogen sulfide by using wetted membranes, is 30 percent more efficient than existing gas treatment processes and can reduce GHG emissions by significant amounts. The membrane has potential applications in both offshore and onshore hydrocarbon production environments.
•TechnipFMC and Storengy Sign Memorandum of Understanding to Develop Hydrogen Storage and Utilization System
TechnipFMC and Storengy, an ENGIE subsidiary, have signed a Memorandum of Understanding for the development of a ready-to-scale-up solution for the storage and utilization of hydrogen as part of the HyPSTER Project. The HyPSTER Project is a flagship development of renewable hydrogen underground storage in Europe. The project will test industrial-scale green hydrogen production and storage in salt caverns, as well as the ability to technically and economically duplicate this approach in sites across Europe. The project comprises a 1 megawatt electrolyser proton exchange membrane, a compressor for the production platform and dispensing solutions for the surface facility. TechnipFMC will provide surface wellheads and expertise in system integration for the project.

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Corporate and Other Items (three months ended, December 31, 2021)
Corporate expense was $29.7 million. Excluding charges and credits totaling $2.2 million of expense, corporate expense was $27.5 million.
Foreign exchange gain was $4.6 million.
Net interest expense was $34.3 million.
The provision for income taxes was $39.4 million.
Total depreciation and amortization was $95.7 million.
Cash provided by operating activities from continuing operations was $483.5 million. Capital expenditures were $60.5 million. Free cash flow from continuing operations was $423 million (Exhibit 11).
The Company ended the period with cash and cash equivalents of $1,327.4 million; net debt was $677.5 million (Exhibit 10).
Gross debt in the period decreased sequentially by $250.9 million, primarily due to the completion of cash tender offers for outstanding debt (Exhibit 10).
Net debt decreased by $544.3 million when compared to the third quarter, primarily due to strong free cash flow generation of $423 million and the sale of 9 million shares of Technip Energies for proceeds of $116.4 million.

Investment in Technip Energies
The Company completed the partial spin-off of Technip Energies on February 16, 2021. Financial results for Technip Energies are reported as discontinued operations. The Company’s investment in Technip Energies is reflected in current assets at market value.
Following the distribution of the majority stake, the Company retained ownership of 49.9% of Technip Energies’ outstanding shares. We sold approximately 75% of this remaining stake during 2021 for proceeds of $900.9 million. As of December 31, 2021, we retained 12.2% ownership of Technip Energies’ issued and outstanding share capital.
In January 2022, we sold 9 million Technip Energies shares for total proceeds of $135.1 million. As of February 23, 2022, we retained a direct stake of 12.9 million shares, representing 7.1% of Technip Energies’ issued and outstanding share capital.

Additional item
On January 10, 2022, the Company announced that following a comprehensive review of its strategic objectives, it would proceed with the voluntary delisting of its shares from Euronext Paris. The delisting was completed on February 18, 2022.
The Company’s shares remain listed on the New York Stock Exchange under the symbol “FTI”.

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2022 Full-Year Financial Guidance1
The Company’s full-year guidance for 2022 can be found in the table below.
All segment guidance assumes no further material degradation from COVID-19-related impacts.

2022 Guidance (As of February 23, 2022)

Subsea	Surface Technologies
Revenue in a range of $5.2 - 5.6 billion	Revenue in a range of $1,150 - 1,300 million

EBITDA margin in a range of 11 - 12% (excluding charges and credits)	EBITDA margin in a range of 11 - 13% (excluding charges and credits)

TechnipFMC
Corporate expense, net $100 - 110 million
(includes depreciation and amortization of ~$5 million)

Net interest expense $105 - 115 million

Tax provision, as reported $100 - 110 million

Capital expenditures approximately $230 million

Free cash flow $100 - 250 million

1 Our guidance measures adjusted of EBITDA margin, corporate expense, net, net interest expense and free cash flow are non-GAAP financial measures. We are unable to provide a reconciliation to comparable GAAP financial measures on a forward-looking basis without unreasonable effort because of the unpredictability of the individual components of the most directly comparable GAAP financial measure and the variability of items excluded from each such measure. Such information may have a significant, and potentially unpredictable, impact on our future financial results.

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Teleconference
The Company will host a teleconference on Thursday, February 24, 2022 to discuss the fourth quarter 2021 financial results. The call will begin at 1 p.m. London time (8 a.m. New York time). Webcast access and an accompanying presentation can be found at www.TechnipFMC.com.
An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted on our website.

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###
About TechnipFMC

TechnipFMC is a leading technology provider to the traditional and new energy industries; delivering fully integrated projects, products, and services.

With our proprietary technologies and comprehensive solutions, we are transforming our clients’ project economics, helping them unlock new possibilities to develop energy resources while reducing carbon intensity and supporting their energy transition ambitions.

Organized in two business segments — Subsea and Surface Technologies — we will continue to advance the industry with our pioneering integrated ecosystems (such as iEPCI™, iFEED™ and iComplete™), technology leadership and digital innovation.

Each of our approximately 20,000 employees is driven by a commitment to our clients’ success, and a culture of strong execution, purposeful innovation, and challenging industry conventions.

TechnipFMC uses its website as a channel of distribution of material company information. To learn more about how we are driving change in the industry, go to www.TechnipFMC.com and follow us on Twitter @TechnipFMC.

This communication contains “forward-looking statements” as defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Forward-looking statements usually relate to future events and anticipated revenues, earnings, cash flows, or other aspects of our operations or operating results. Forward-looking statements are often identified by words such as “guidance,” “confident,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “will,” “likely,” “predicated,” “estimate,” “outlook” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on our current expectations, beliefs, and assumptions concerning future developments and business conditions and their potential effect on us. While management believes these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections, including unpredictable trends in the demand for and price of crude oil and natural gas; competition and unanticipated changes relating to competitive factors in our industry, including ongoing industry consolidation; the COVID-19 pandemic and its impact on the demand for our products and services; our inability to develop, implement and protect new technologies and services; the cumulative loss of major contracts, customers or alliances; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; the refusal of DTC and Euroclear to act as depository and clearing agencies for our shares; the United Kingdom’s withdrawal from the European Union; the impact of our existing and future indebtedness and the restrictions on our operations by terms of the agreements governing our existing indebtedness; the risks caused by our acquisition and divestiture activities; the risks caused by fixed-price contracts; any delays and cost overruns of new capital asset construction projects for vessels and manufacturing facilities; our failure to deliver our backlog; our reliance on subcontractors, suppliers and our joint venture partners; a failure or breach of our IT infrastructure or that of our subcontractors, suppliers or joint venture partners, including as a result of cyber-attacks; the risks of pirates endangering our maritime employees and assets; potential liabilities inherent in the industries in which we operate or have operated; our failure to comply with numerous laws and regulations, including those related to environmental protection, health and safety, labor and employment, import/export controls, currency exchange, bribery and corruption, taxation, privacy, data protection and data

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security; the additional restrictions on dividend payouts or share repurchases as an English public limited company; uninsured claims and litigation against us, including intellectual property litigation; tax laws, treaties and regulations and any unfavorable findings by relevant tax authorities; the uncertainties related to the anticipated benefits or our future liabilities in connection with the spin-off of Technip Energies (the “Spin-off”); any negative changes in Technip Energies’ results of operations, cash flows and financial position, which impact the value of our remaining investment therein; potential departure of our key managers and employees; adverse seasonal and weather conditions and unfavorable currency exchange rate and risk in connection with our defined benefit pension plan commitments and other risks as discussed in Part I, Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Part II, Item 1A, “Risk Factors” of our subsequently filed Quarterly Reports on Form 10-Q.

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contacts

Investor relations

Matt Seinsheimer
Vice President, Investor Relations
Tel: +1 281 260 3665
Email: Matt Seinsheimer

James Davis
Senior Manager, Investor Relations
Tel: +1 281 260 3665
Email: James Davis
Media relations Nicola Cameron Vice President, Corporate Communications Tel: +44 383 742 297 Email: Nicola Cameron Catie Tuley Director, Public Relations Tel: +1 281 591 5405 Email: Catie Tuley

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Exhibit 1
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	(Unaudited)
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2021	2021	2020	2021	2020

Revenue	$1,523.3	$1,579.4	$1,600.3	$6,403.5	$6,530.6
Costs and expenses	1,559.1	1,543.4	1,701.2	6,369.6	10,037.2
	(35.8)	36.0	(100.9)	33.9	(3,506.6)

Other income (expense), net	28.0	(35.9)	60.3	47.2	89.7
Income (loss) from investment in Technip Energies	(29.6)	28.5	—	322.2	—

Income (loss) before net interest expense and income taxes	(37.4)	28.6	(40.6)	403.3	(3,416.9)
Net interest expense	(34.3)	(39.3)	(9.1)	(143.3)	(81.8)
Loss on early extinguishment of debt	(22.4)	(16.0)	—	(61.9)	—

Income (loss) before income taxes	(94.1)	(26.7)	(49.7)	198.1	(3,498.7)
Provision for income taxes	39.4	12.3	5.9	111.1	19.4

Income (loss) from continuing operations	(133.5)	(39.0)	(55.6)	87.0	(3,518.1)
(Income) loss from continuing operations attributable to non-controlling interests	6.3	(1.6)	(19.9)	0.8	(34.5)
Income (loss) from continuing operations attributable to TechnipFMC plc	(127.2)	(40.6)	(75.5)	87.8	(3,552.6)

Income (loss) from discontinued operations	(28.5)	8.4	41.7	(72.6)	280.2
Income from discontinued operations attributable to non-controlling interests	—	—	(5.5)	(1.9)	(15.2)
Net income (loss) attributable to TechnipFMC plc	$(155.7)	$(32.2)	$(39.3)	$13.3	$(3,287.6)

Earnings (loss) per share from continuing operations
Basic and diluted	$(0.28)	$(0.09)	$(0.17)	$0.19	$(7.92)

Earnings (loss) per share from discontinued operations
Basic and diluted	$(0.06)	$0.02	$0.08	$(0.17)	$0.59

Earnings (loss) per share attributable to TechnipFMC plc
Basic and diluted	$(0.35)	$(0.07)	$(0.09)	$0.03	$(7.33)

Weighted average shares outstanding:
Basic	450.5	450.7	448.7	450.5	448.7
Diluted	454.6	450.7	448.7	454.6	448.7

Cash dividends declared per share	$—	$—	$—	$—	$0.13

TechnipFMC.com	Page 15 of 27

Exhibit 2
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)

	(Unaudited)
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2021	2021	2020	2021	2020
Revenue

Subsea	$1,236.2	$1,312.1	$1,338.0	$5,329.1	$5,471.4
Surface Technologies	287.1	267.3	262.3	1,074.4	1,059.2
	$1,523.3	$1,579.4	$1,600.3	$6,403.5	$6,530.6

Income (loss) before income taxes

Segment operating profit (loss)
Subsea	$8.5	$23.5	$(9.5)	$141.4	$(2,815.5)
Surface Technologies	8.8	12.1	15.1	42.0	(429.3)
Total segment operating profit (loss)	17.3	35.6	5.6	183.4	(3,244.8)

Corporate items
Corporate expense (1)	$(29.7)	$(29.3)	$(59.8)	$(118.1)	$(131.9)
Net interest expense and loss on early extinguishment of debt	(56.7)	(55.3)	(9.1)	(205.2)	(81.8)
Income (loss) from investment in Technip Energies	(29.6)	28.5	—	322.2	—
Foreign exchange gains (losses)	4.6	(6.2)	13.6	15.8	(40.2)
Total corporate items	(111.4)	(62.3)	(55.3)	14.7	(253.9)

Income (loss) before income taxes (2)	$(94.1)	$(26.7)	$(49.7)	$198.1	$(3,498.7)

(1)    Corporate expense primarily includes corporate staff expenses, share-based compensation expenses, and other employee benefits.
(2)    Includes amounts attributable to non-controlling interests.

TechnipFMC.com	Page 16 of 27

Exhibit 3
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions, unaudited)

	Three Months Ended			Year Ended
Inbound Orders (1)	December 31,	September 30,	December 31,	December 31,
	2021	2021	2020	2021	2020

Subsea	$1,034.8	$1,116.0	$712.1	$4,960.9	$4,003.0
Surface Technologies	1,071.9	$249.9	300.3	1,793.3	1,061.2
Total inbound orders	$2,106.7	$1,365.9	$1,012.4	$6,754.2	$5,064.2

Order Backlog (2)	December 31, 2021	September 30, 2021	December 31, 2020

Subsea	$6,533.0	$6,661.4	$6,876.0
Surface Technologies	1,124.7	341.0	413.5
Total order backlog	$7,657.7	$7,002.4	$7,289.5

(1)    Inbound orders represent the estimated sales value of confirmed customer orders received during the reporting period.
(2)    Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date.

TechnipFMC.com	Page 17 of 27

Exhibit 4
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	(Unaudited)
	December 31, 2021	December 31, 2020

Cash and cash equivalents	$1,327.4	$1,269.2
Trade receivables, net	911.9	987.7
Contract assets	966.0	886.8
Inventories, net	1,031.9	1,252.8
Other current assets	787.0	1,323.1
Investment in Technip Energies	317.3	—
Current assets of discontinued operations	—	5,725.1
Total current assets	5,341.5	11,444.7

Property, plant and equipment, net	2,597.2	2,756.2
Intangible assets, net	813.7	851.3
Other assets	1,267.7	1,356.9
Non-current assets of discontinued operations	—	3,283.5
Total assets	$10,020.1	$19,692.6

Short-term debt and current portion of long-term debt	$277.6	$624.7
Accounts payable, trade	1,294.3	1,201.0
Contract liabilities	1,012.9	1,046.8
Other current liabilities	1,267.0	1,446.2
Current liabilities of discontinued operations	—	6,096.5
Total current liabilities	3,851.8	10,415.2

Long-term debt, less current portion	1,727.3	2,835.5
Other liabilities	1,022.6	1,102.6
Non-current liabilities of discontinued operations	—	1,081.3
Redeemable non-controlling interest	—	43.7
TechnipFMC plc stockholders’ equity	3,402.7	4,154.2
Non-controlling interests	15.7	40.4
Non-controlling interests of discontinued operations	—	19.7
Total liabilities and equity	$10,020.1	$19,692.6

TechnipFMC.com	Page 18 of 27

Exhibit 5
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

(In millions)	Three Months Ended December 31,	Year Ended December 31,
	2021	2021	2020
Cash provided (required) by operating activities
Net income (loss)	(162.0)	14.4	(3,237.9)
Net (income) loss from discontinued operations	$28.5	$72.6	$(280.2)
Adjustments to reconcile net income (loss) to cash provided (required) by operating activities
Depreciation	72.3	291.3	308.7
Amortization	23.4	94.1	103.4
Impairments	28.2	49.1	3,273.8
Employee benefit plan and share-based compensation costs	11.8	34.3	36.4
Deferred income tax provision, net	(56.1)	(95.1)	(31.8)
Income (loss) from investment in Technip Energies	29.6	(322.2)	—
Unrealized loss (gain) on derivative instruments and foreign exchange	50.1	30.8	(13.3)
Loss from equity affiliates, net of dividends received	(10.0)	(0.6)	(58.2)
Loss on early extinguishment of debt	22.4	61.9	—
Other	13.5	(5.5)	(32.7)
Changes in operating assets and liabilities, net of effects of acquisitions
Trade receivables, net and contract assets	246.9	(73.1)	433.4
Inventories, net	31.8	197.7	87.4
Accounts payable, trade	15.8	93.8	(236.4)
Contract liabilities	105.7	0.9	(61.8)
Income taxes payable (receivable), net	35.8	214.7	(56.1)
Other current assets and liabilities, net	6.1	63.5	551.2
Other non-current assets and liabilities, net	(10.3)	(7.6)	(13.5)
Cash provided by operating activities from continuing operations	483.5	715.0	772.4
Cash provided (required) by operating activities from discontinued operations	—	66.3	(115.5)
Cash provided by operating activities	483.5	781.3	656.9

Cash provided (required) by investing activities
Capital expenditures	(60.5)	(191.7)	(256.1)
Payment to acquire debt securities	—	(29.1)	(3.9)
Proceeds from sale of debt securities	—	27.4	51.5
Acquisition, net of cash acquired	(15.3)	(15.3)	—
Proceeds from sale of assets	8.9	104.6	45.5
Proceeds from sales of investment in Technip Energies	116.4	900.9	—
Proceeds from repayment of advance to joint venture	12.5	25.0	26.7
Other	—	—	15.5
Cash provided (required) by investing activities from continuing operations	62.0	821.8	(120.8)
Cash required by investing activities from discontinued operations	—	(4.5)	(59.8)
Cash provided (required) by investing activities	62.0	817.3	(180.6)

Cash required by financing activities
Net decrease in short-term debt	(30.7)	(62.0)	(31.9)
Net decrease in commercial paper	—	(974.3)	(340.9)
Proceeds from issuance of long-term debt	—	1,164.4	223.2
Repayments of long-term debt	(220.0)	(1,462.2)	(423.9)
Acquisition of non-controlling interest	—	(48.6)	—
Payments for debt issuance cost	(6.9)	(60.4)	—
Dividends paid	—	—	(59.2)
Other	(0.4)	(4.2)	(19.2)
Cash required by financing activities from continuing operations	(258.0)	(1,447.3)	(651.9)
Cash required by financing activities from discontinued operations	—	(3,617.7)	(430.3)
Cash required by financing activities	(258.0)	(5,065.0)	(1,082.2)
Effect of changes in foreign exchange rates on cash and cash equivalents	5.9	(14.0)	223.5
Change in cash and cash equivalents	293.4	(3,480.4)	(382.4)
Cash and cash equivalents in the statement of cash flows, beginning of period	1,034.0	4,807.8	5,190.2
Cash and cash equivalents in the statement of cash flows, end of period	$1,327.4	$1,327.4	$4,807.8
Less: Cash and cash equivalents of discontinued operations	$—	$—	$3,538.6
Cash and cash equivalents of continuing operations at end of period	$1,327.4	$1,327.4	$1,269.2

TechnipFMC.com	Page 19 of 27

Exhibit 6
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

Charges and Credits
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (GAAP), the third quarter 2021 Earnings Release also includes non-GAAP financial measures (as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended) and describes performance on a sequential and year-over-year basis against the comparable period in 2020. Net income, excluding charges and credits, as well as measures derived from it (including Diluted EPS, excluding charges and credits); Income before net interest expense and taxes, excluding charges and credits (Adjusted Operating profit); Depreciation and amortization, excluding charges and credits; Earnings before net interest expense, income taxes, depreciation and amortization, excluding charges and credits (Adjusted EBITDA); Adjusted EBITDA margin; Corporate expense, excluding charges and credits; Foreign exchange, net and other, excluding charges and credits; and net cash are non-GAAP financial measures. Management believes that the exclusion of charges and credits from these financial measures enables investors and management to more effectively evaluate TechnipFMC's operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be masked or misleading to both investors and management by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered by investors in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of the most comparable financial measures under GAAP to the non-GAAP financial measures.

	Three Months Ended
	December 31, 2021
	Loss from continuing operations attributable to TechnipFMC plc	Loss attributable to non-controlling interests from continuing operations	Provision for income taxes		Net interest expense and loss on early extinguishment of debt	Income (loss) before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$(127.2)	$(6.3)	$39.4		$56.7	$(37.4)	$95.7	$58.3

Charges and (credits):
Impairment and other charges	28.2	—	—		—	28.2	—	28.2
Restructuring and other charges	13.6	—	0.6		—	14.2	—	14.2
Loss from investment in Technip Energies	29.6	—	—	—	—	29.6	—	29.6
Adjusted financial measures	$(55.8)	$(6.3)	$40.0		$56.7	$34.6	$95.7	$130.3

Diluted loss per share from continuing operations attributable to TechnipFMC plc, as reported	$(0.28)
Adjusted diluted loss per share from continuing operations attributable to TechnipFMC plc	$(0.12)

	Three Months Ended
	September 30, 2021
	Loss from continuing operations attributable to TechnipFMC plc	Income attributable to non-controlling interests from continuing operations	Provision for income taxes	Net interest expense and loss on early extinguishment of debt	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$(40.6)	$1.6	$12.3	$55.3	$28.6	$96.5	$125.1

Charges and (credits):
Impairment and other charges	38.0	—	—	—	38.0	—	38.0
Restructuring and other charges	6.1	—	(0.1)	—	6.0	—	6.0
Income from investment in Technip Energies	(28.5)	—	—	—	(28.5)	—	(28.5)
Adjusted financial measures	$(25.0)	$1.6	$12.2	$55.3	$44.1	$96.5	$140.6

Diluted loss per share from continuing operations attributable to TechnipFMC plc, as reported	$(0.09)
Adjusted diluted loss per share from continuing operations attributable to TechnipFMC plc	$(0.06)

TechnipFMC.com	Page 20 of 27

Exhibit 6
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	December 31, 2020
	Loss from continuing operations attributable to TechnipFMC plc	Income attributable to non-controlling interests from continuing operations	Provision for income taxes	Net interest expense	Income (loss) before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$(75.5)	$19.9	$5.9	$9.1	$(40.6)	$113.8	$73.2

Charges and (credits):
Impairment and other charges	27.7	—	1.4	—	29.1	—	29.1
Restructuring and other charges	16.5	—	0.2	—	16.7	—	16.7
Direct Covid 19 expenses	0.7	—	(0.7)	—	—	—	—
Purchase price accounting adjustment	0.1	—	(0.1)	—	—	—	—
Valuation allowance	3.1	—	(3.1)	—	—	—	—
Adjusted financial measures	$(27.4)	$19.9	$3.6	$9.1	$5.2	$113.8	$119.0

Diluted loss per share from continuing operations attributable to TechnipFMC plc, as reported	$(0.17)
Adjusted diluted loss per share from continuing operations attributable to TechnipFMC plc	$(0.06)

TechnipFMC.com	Page 21 of 27

Exhibit 7
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Year Ended
	December 31, 2021
	Income (loss) from continuing operations attributable to TechnipFMC plc	Loss attributable to non-controlling interests from continuing operations	Provision for income taxes	Net interest expense and loss on early extinguishment of debt	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$87.8	$(0.8)	$111.1	$205.2	$403.3	$385.4	$788.7

Charges and (credits):
Impairment and other charges*	85.8	—	—	—	85.8	—	85.8
Restructuring and other charges	27.3	—	0.8	—	28.1	—	28.1
Income from investment in Technip Energies	(322.2)	—	—	—	(322.2)	—	(322.2)
Adjusted financial measures	$(121.3)	$(0.8)	$111.9	$205.2	$195.0	$385.4	$580.4

Diluted earnings per share from continuing operations attributable to TechnipFMC plc, as reported	$0.19
Adjusted diluted loss per share from continuing operations attributable to TechnipFMC plc	$(0.27)
*Includes $36.7 million impairment relating to our equity method investment.

	Year Ended
	December 31, 2020
	Loss from continuing operations attributable to TechnipFMC plc	Income attributable to non-controlling interests from continuing operations	Provision for income taxes	Net interest expense	Loss before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$(3,552.6)	$34.5	$19.4	$81.8	$(3,416.9)	$412.1	$(3,004.8)

Charges and (credits):
Impairment and other charges	3,260.4	—	13.4	—	3,273.8	—	3,273.8
Restructuring and other charges	65.4	—	5.0	—	70.4	—	70.4
Direct Covid-19 expenses	51.6	—	6.2	—	57.8	—	57.8
Purchase price accounting adjustment	6.6	—	1.9	—	8.5	(8.5)	—
Adjusted financial measures	$(168.6)	$34.5	$45.9	$81.8	$(6.4)	$403.6	$397.2

Diluted loss per share from continuing operations attributable to TechnipFMC plc, as reported	$(7.92)
Adjusted diluted loss per share from continuing operations attributable to TechnipFMC plc	$(0.38)

TechnipFMC.com	Page 22 of 27

Exhibit 8
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	December 31, 2021
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net and Other	Total
Revenue	$1,236.2	$287.1	$—	$—	$1,523.3

Operating profit (loss), as reported (pre-tax)	$8.5	$8.8	$(29.7)	$(25.0)	$(37.4)

Charges and (credits):
Impairment and other charges	26.6	1.6	—	—	28.2
Restructuring and other charges	9.8	2.2	2.2	—	14.2
Loss from investment in Technip Energies	—	—	—	29.6	29.6
Subtotal	36.4	3.8	2.2	29.6	72.0

Adjusted Operating profit (loss)	44.9	12.6	(27.5)	4.6	34.6

Depreciation and amortization	78.7	16.3	0.7	—	95.7

Adjusted EBITDA	$123.6	$28.9	$(26.8)	$4.6	$130.3

Operating profit margin, as reported	0.7%	3.1%			-2.5%

Adjusted Operating profit margin	3.6%	4.4%			2.3%

Adjusted EBITDA margin	10.0%	10.1%			8.6%

	Three Months Ended
	September 30, 2021
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net and Other	Total
Revenue	$1,312.1	$267.3	$—	$—	$1,579.4

Operating profit (loss), as reported (pre-tax)	$23.5	$12.1	$(29.3)	$22.3	$28.6

Charges and (credits):
Impairment and other charges*	38.0	—	—	—	38.0
Restructuring and other charges	5.6	—	0.4	—	6.0
Income from investment in Technip Energies	—	—	—	(28.5)	(28.5)
Subtotal	43.6	—	0.4	(28.5)	15.5

Adjusted Operating profit (loss)	67.1	12.1	(28.9)	(6.2)	44.1

Depreciation and amortization	79.4	16.3	0.8	—	96.5

Adjusted EBITDA	$146.5	$28.4	$(28.1)	$(6.2)	$140.6

Operating profit margin, as reported	1.8%	4.5%			1.8%

Adjusted Operating profit margin	5.1%	4.5%			2.8%

Adjusted EBITDA margin	11.2%	10.6%			8.9%

*Includes $36.7 million impairment relating to our equity method investment.

TechnipFMC.com	Page 23 of 27

Exhibit 8
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	December 31, 2020
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net	Total
Revenue	$1,338.0	$262.3	$—	$—	$1,600.3

Operating profit (loss), as reported (pre-tax)	(9.5)	15.1	(59.8)	13.6	$(40.6)

Charges and (credits):
Impairment and other charges	27.9	1.2	—	—	29.1
Restructuring and other charges	16.8	(0.8)	0.7	—	16.7
Subtotal	44.7	0.4	0.7	—	45.8

Adjusted Operating profit (loss)	35.2	15.5	(59.1)	13.6	5.2

Depreciation and amortization	81.3	15.4	17.1	—	113.8

Adjusted EBITDA	$116.5	$30.9	$(42.0)	$13.6	$119.0

Operating profit margin, as reported	-0.7%	5.8%			-2.5%

Adjusted Operating profit margin	2.6%	5.9%			0.3%

Adjusted EBITDA margin	8.7%	11.8%			7.4%

TechnipFMC.com	Page 24 of 27

Exhibit 9
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Year Ended
	December 31, 2021
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net and Other	Total
Revenue	$5,329.1	$1,074.4	$—	$—	$6,403.5

Operating profit (loss), as reported (pre-tax)	$141.4	$42.0	$(118.1)	$338.0	$403.3

Charges and (credits):
Impairment and other charges*	80.9	1.9	3.0	—	85.8
Restructuring and other charges	19.8	5.7	2.6	—	28.1
Income from investment in Technip Energies	—	—	—	(322.2)	(322.2)
Subtotal	100.7	7.6	5.6	(322.2)	(208.3)

Adjusted Operating profit (loss)	242.1	49.6	(112.5)	15.8	195.0

Depreciation and amortization	317.2	64.8	3.4	—	385.4

Adjusted EBITDA	$559.3	$114.4	$(109.1)	$15.8	$580.4

Operating profit margin, as reported	2.7%	3.9%			6.3%

Adjusted Operating profit margin	4.5%	4.6%			3.0%

Adjusted EBITDA margin	10.5%	10.6%			9.1%

*Includes $36.7 million impairment relating to our equity method investment.

	Year Ended
	December 31, 2020
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net	Total
Revenue	$5,471.4	$1,059.2	$—	$—	$6,530.6

Operating loss, as reported (pre-tax)	$(2,815.5)	$(429.3)	$(131.9)	$(40.2)	$(3,416.9)

Charges and (credits):
Impairment and other charges	2,854.5	419.3	—	—	3,273.8
Restructuring and other charges	52.9	13.2	4.3	—	70.4
Direct COVID - 19 expenses	50.1	7.7	—	—	57.8
Purchase price accounting adjustments	8.5	—	—	—	8.5
Subtotal	2,966.0	440.2	4.3	—	3,410.5

Adjusted Operating profit (loss)	150.5	10.9	(127.6)	(40.2)	(6.4)

Adjusted Depreciation and amortization	316.4	70.1	17.1	—	403.6

Adjusted EBITDA	$466.9	$81.0	$(110.5)	$(40.2)	$397.2

Operating profit margin, as reported	-51.5%	-40.5%			-52.3%

Adjusted Operating profit margin	2.8%	1.0%			-0.1%

Adjusted EBITDA margin	8.5%	7.6%			6.1%

TechnipFMC.com	Page 25 of 27

Exhibit 10
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	December 31, 2021	September 30, 2021	December 31, 2020
Cash and cash equivalents	$1,327.4	$1,034.0	$1,269.2
Short-term debt and current portion of long-term debt	(277.6)	(282.2)	(624.7)
Long-term debt, less current portion	(1,727.3)	(1,973.6)	(2,835.5)
Net debt	$(677.5)	$(1,221.8)	$(2,191.0)

Net (debt) cash, is a non-GAAP financial measure reflecting cash and cash equivalents, net of debt. Management uses this non-GAAP financial measure to evaluate our capital structure and financial leverage. We believe net debt, or net cash, is a meaningful financial measure that may assist investors in understanding our financial condition and recognizing underlying trends in our capital structure. Net (debt) cash should not be considered an alternative to, or more meaningful than, cash and cash equivalents as determined in accordance with U.S. GAAP or as an indicator of our operating performance or liquidity.

TechnipFMC.com	Page 26 of 27

Exhibit 11
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended December 31,	Year Ended December 31,
	2021	2021	2020
Cash provided by operating activities from continuing operations	$483.5	715.0	772.4
Capital expenditures	(60.5)	(191.7)	(256.1)
Free cash flow from continuing operations	$423.0	$523.3	$516.3

Free cash flow (deficit) from continuing operations, is a non-GAAP financial measure and is defined as cash provided by operating activities less capital expenditures. Management uses this non-GAAP financial measure to evaluate our financial condition. We believe from continuing operations, free cash flow (deficit) from continuing operations is a meaningful financial measure that may assist investors in understanding our financial condition and results of operations.

TechnipFMC.com	Page 27 of 27